                                                                   EXHIBIT 2(ii)


                  LIMITED LIABILITY INTEREST PURCHASE AGREEMENT

         THIS LIMITED LIABILITY INTEREST PURCHASE AGREEMENT is made and entered into as of the ____ day of ______________ 2000, by and among Michael D. Murdock an individual and resident of the State of Colorado ("Murdock") and Yolanda J. Hoff, an individual and resident of the State of Colorado ("Hoff") (Murdock and Hoff are sometimes collectively referred to as "Sellers"), IntelliReady, Inc., a Colorado corporation (hereinafter referred to as the "Buyer" or as "IntelliReady"). The Buyer and the Sellers are hereinafter collectively referred to as the "Parties" or individually as a "Party".


                                   WITNESSETH:

A. Sellers are the owners of all of the issued and outstanding Limited Liability Interest of Time Direct, LLC ("TDL") a Colorado limited liability company ("TDL Interest");

B. At Closing, Buyer will own all of the issued and outstanding TDL Interest free of any claim or right of any other party, entity or person ("TDL Interest");

C. TDL is taxed as partnership and has been for all tax years since its formation; and

D. The Buyer has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Buyer, all of the issued and outstanding TDL Interest upon the terms and subject to the conditions hereof.

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1. DEFINITIONS. As used herein, the following terms will have the meanings ascribed thereto in this Section 1:

         (a) "Accident and Health Liabilities" means any and all liability reflected on the Closing Balance Sheet with respect to the TDL Employee Healthcare Plan.

         (b) "Accounts Receivable" means TDL's accounts receivable determined from the books of account of TDL less TDL 's reserve for uncollectible accounts, if any, as shown on the most recent TDL Balance Sheet as of March 31, 2000 and as shown on the Closing Balance Sheet.

         (c) "Buyer" has the meaning set forth in the preface above.

         (d) "Closing" has the meaning set forth in Section 2(d) below.

         (e) "Closing Balance Sheet" shall refer to the TDS Balance Sheet as of the end of the month just prior to Closing.

         (f) "Closing Date" has the meaning set forth in Section 2(d) below.


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         (g) "Code" means the Internal Revenue Code of 1986, as amended.

         (h) "Confidential Information" means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans concerning any of the Parties and includes this Limited Liability Interest Purchase Agreement. Information shall be treated as Confidential Information whenever such information has been marked "confidential" or in a similar manner.

         (i) "Covenant Not to Compete" shall have the meaning set forth in
Section 2(b).

         (j) "Customer" shall refer to those entities who are Customers of TDL as set forth on Exhibit A as further defined in Section 6(dd). Generally, "Customer" refers to an entity from whom TDL has agreed to provide home automation services in connection with the TDL Business.

         (k) "Disclosure Schedule" has the meaning set forth in Section 6 hereof.

         (l) "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan; or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         (m) "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         (n) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         (o) "Environmental Law or Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, health or safety matters, as they may now exist or be amended prior to Closing, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act ("TSCA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), the Clean Water Act ("CWA"), and the Occupational Safety and Health Act of 1970 ("OSHA"), all as may have been amended prior to Closing.

         (p) "EPA" means the United States Environmental Protection Agency.

         (q) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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         (r) "Financial Audit" shall have the meaning set forth in Section 7(d).

         (s) "GAAP" means United States Generally Accepted Accounting Principles consistently applied.

         (t) "Governmental Body" means any domestic or foreign national, state or municipal or other local government or any subdivision, agency, commission or authority thereof, including any special tax, regulatory or other governmental entity.

         (u) "Hazardous Materials" means any substance (a) the presence of which at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) requires investigation, removal or remediation under any Environmental Law or common law, (b) which is defined as a "hazardous substance," "hazardous material," "hazardous waste," "pollutant," or "contaminant" under any Environmental Law, and/or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority under any Environmental Law, (d) the presence of which causes a nuisance or trespass upon adjacent properties, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.

         (v) "Intangible Assets" shall refer to all trade secrets, tradenames, trademarks, and Customer agreements.

         (w) "Intellectual Property" shall refer to the trade name Time Direct and the domain name enhancedliving.com.

         (x) "Inventory" shall refer to all tangible personal property used by TDL in its business, whether owned, leased, otherwise held and used by TDL, and acquired and sold in the Ordinary Course of Business which is on hand at Closing.

         (y) "Knowledge" means actual knowledge or knowledge that should have been reasonably known in the conduct of the TDL Business without independent investigation.

         (z) "TDL Assets" shall mean the Tangible Assets, the Intangible Assets, the Leased Property, all contract rights, all claims, liquidated or un-liquidated, all equipment, all assets of any kind or nature presently leased or owned by the business as of the Closing Date, and all assets of any kind and nature leased or owned directly or indirectly in connection with the TDL Business.

         (aa) "TDL Business" shall mean a service provided to home builders and home owners which provides electronic and communication automation of a home and the devices associated therewith.

         (bb "Leased Property" shall refer to all personal property, equipment, tools, and supplies leased by TDL from a third party;

         (cc) "TDL Closing Balance Sheet" has the meaning set forth in Section 2(c)(i)(A).


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         (dd) "TDL Financial Statements" has the meaning set forth in Section
6(g) below.

         (ee) "TDL Liabilities" shall mean all liabilities, obligations and debts of TDL as of the Closing Date, whether liquidated or unliquidated, contingent or otherwise due and owing as of Closing or which relate to any period prior to the Closing Date, including the Sellers Notes and any taxes, but shall not refer to such liabilities, obligations or debts which mature after the Closing Date or relate to any period after the Closing Date. Any such liabilities, obligations and debts which relate to a period of time extending both before and after Closing shall be prorated between the Sellers and TDL in ratio to the number of days before and after the Closing.

         (ff) "TDL Interest" means any portion or all portions of the TDL Interest. The TDL Interest is owned 60% by Murdock and 40% by Hoff.

         (gg) "TDL" has the meaning set forth in the recitals set forth above.

         (hh) "Most Recent TDL Fiscal Month End" has the meaning set forth in
Section 6(g)(ii) below.

         (ii) "Ordinary Course of Business" means the ordinary course of TDL's Business consistent with past custom and practice.

         (jj) "Party" has the meaning set forth in the preface above.

         (kk) "Pension Plan" TDL has no Pension Plans, 401(k) plans, or other employee benefit programs other than employee health insurance.

         (ll) "Person" means any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

         (mm) "Purchase Price" has the meaning set forth in Section 2.

         (nn) "Review Period" shall mean the period from the execution of this Agreement until Closing.

         (oo) "Securities Act" means the Securities Act of 1933, as amended.

         (pp) "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and
(g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         (qq) "Sellers" has the meaning set forth in the preface above.



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         (rr) "TDL Debt" means all Seller Debt shown on the Balance Sheet for the most recent TDL fiscal month end as adjusted by the TDL Closing Balance Sheet, including capital leases, vendor and supplier debt, and accounts payable.

         (ss) "Tangible Assets" means all assets other than the Intangible Assets and Intellectual Property owned by TDL and all rights and obligations with respect to the employees of TDL including furniture, fixtures, equipment, computers and peripheral equipment and any other asset that has a physical embodiment.

         (tt) "Tax or Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, or other tax, including any interest, penalty or addition thereto, whether disputed or not.

         (uu) "Transition Period" has the meaning set forth in Section 8(b).

SECTION 2. PURCHASE AND SALE OF THE TDL INTEREST.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, and subject to the adjustments set forth herein, Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of their TDL Interest and enter into the Employment Agreement attached to this Agreement for a total aggregate consideration of $300,000 (the "Purchase Price"), subject to adjustment as set forth in Section 2(c), below, and payable as specified in
         Section 2(b), below. $25,000 of the Purchase Price ("Cash Purchase Payment") shall be paid at Closing, $75,000 shall be evidenced by Buyers Promissory Note payable 40% to Yolanda J. Hoff and 60% to Michael Murdock in the form of Exhibit A due on the sooner of the receipt of the funding as set forth in Section 2(d) or 90 days from Closing (" First Promissory Note"), $100,000 shall be paid on the first anniversary of Closing ("First Goodwill Payment"), and the balance of the Purchase Price paid on the second anniversary of the Closing ("Second Good Will Payment"). The First Goodwill Payment and the Second Goodwill Payment shall be represented by a Second Promissory Note payable to Sellers in the form of the Second Promissory Note attached hereto as Exhibit B ("Second Promissory Note").

         (b) Form of Payment. At the Closing the Buyer shall pay by certified funds or wire transfer $25,000 of the Purchase Price to Sellers in proportion to their respective Interests ("Cash Purchase Payment") and deliver the First Promissory Note and the Second Promissory Note to Sellers. Sixty Percent (60%) of the Purchase Price shall be paid to Murdock and Forty Percent (40%) of the Purchase Price shall be paid to Hoff in exchange for their respective Membership Interest in TDL. The remaining $200,000 ("Good Will Purchase Price") of the Purchase Price shall be paid pursuant to the terms of the Second Promissory Note in consideration for the Good Will.

         (c) Adjustments to Purchase Price.

                  (i) Sellers shall prepare and present to Buyer at Closing:



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                           (A) the "TDL Closing Balance Sheet," which shall be
                  the Closing Balance Sheet for TDL on a fully consolidated basis, which balance sheet shall be prepared on a basis consistent with the TDL Financial Statements and which shall be current with respect to TDL's financial condition at the close of business on the day immediately before the Closing Date; and

                           (B) a statement of the book value of TDL's Accounts
                  Receivable and other current assets in the aggregate current as of the close of business on the day immediately before the Closing Date based upon such TDL Closing Balance Sheet, together with any information used in the preparation of such balance sheet and book values that Buyer reasonably requests.

                  (ii) The Purchase Price shall be adjusted at Closing as follows:

                           (A) decreased by the decrease, if any, between the
                  value of TDL's Accounts Receivable, Inventory and all other current assets in the aggregate shown on the March 31, 2000 financial statements and the amount shown on the TDL Closing Balance Sheet;

                           (B) decreased by the increase, if any, between the
                  TDL Current Liabilities shown on the March 31, 2000 financial statement and the amount shown on the TDL Closing Balance Sheet.

                           (C) Upon the completion of the audit as provided for
                  in paragraphs 6(g)(ii), the audit shall be substituted for the TDL Closing Balance Sheet and any further adjustments to the Purchase Price shall be made based on such audit.

                           (D) The Purchase Price shall be adjusted as set forth
                  above, only in the event that the total of items 2(c)(ii)(A) and 2(c)(ii)(B) exceed $5,000, in which event the Purchase Price shall be adjusted by the total amount of such items.

                           (E) decreased by the amount of any of the TDL
                  Liabilities not disclosed on the TDL Closing Balance Sheet which is validly asserted against TDL within one year after the Closing Date. Sellers agree to reimburse Buyer for any such liability within 20 days of payment thereof by or on behalf of either TDL or Buyer.

                           (F) Any decrease in the Purchase Price shall be
                  allocated 60% to Murdock and 40% to Hoff.

                           (G) Any decrease in the Purchase Price shall be first
                  allocated to the Good Will Purchase Price to its full extent and then to the Cash Purchase Payment and such amounts shall be offset against the first payments of the Good Will Purchase Price and to the extent such offset exceeds the First Payment of the Good Will Purchase Price then against the amount of the second payment of the Good Will Purchase.

         (d) Reconveyance of the TDL Interest Funding Requirement The parties acknowledge that within 90 days of Closing, IntelliReady shall have received funding of not less


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than $1,000,000, either by way of debt, equity, or a combination of them. In the event such amount is not timely received, IntelliReady shall reconvey the TDL Interest to Sellers in proportion to their interest as shown herein, the Sellers shall be the owners of TDL as it exists at the time of the reconveyance, and the parties shall be relieved of any obligations hereunder. The right to receive such reconveyance along with the right to keep the Cash Purchase Payment shall be the sole and exclusive remedy in the event IntelliReady does not receive the funding set forth herein.

         (e) The Closing. The Closing of this Agreement (the "Closing") shall take place at such place as mutually selected by the Parties on or before May 20, 2000.

         (f) Deliveries at Closing. At the Closing:

                  (i) the Sellers will deliver to the Buyer:

                           (A) the various certificates, instruments and
                  documents referred to, in or contemplated by Section 9(a) below; and

                           (B) the certificates representing all of the TDL
                  Interest, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank.

                           (C) the fully executed Employment Agreements

                  (ii) the Buyer will deliver to the Sellers:

                           (A) the various certificates, instruments and
                  documents referred to, in or contemplated by Section 9(b) below; and

                           (B) the Cash Payment

                           (C) the First Promissory Note and the Second
                  Promissory Notes

                           (D) the fully executed Employment Agreements

SECTION 3. TAX MATTERS.

         (a) Final Income Tax Returns. Prior to the date which is 45 days prior to the due date of any of the following returns, including any extensions of time, Sellers shall, consistent with the terms of Section 3(c), prepare and submit to Buyer each federal and state income tax return of TDL for any taxable periods ending upon the close of business on the Closing Date, for which returns have not been filed prior to the Closing Date (the "Final Returns"). Buyer shall review such returns, and within 20 days of Buyer's receipt of any such return, notify Sellers of any changes thereto desired by Buyer. Sellers shall make such changes as Buyer shall propose which are necessary to make the Final Returns consistent with the agreements of the Parties as set forth in this Section 3 and cause the Final Returns to be timely filed (which timely filing may include all extensions to file as may be legally obtained by the Sellers), and a copy thereof to be delivered to Buyer. Buyer and TDL shall cooperate with and assist tax advisors of the Sellers, as may be reasonably requested by the Sellers in the preparation of data necessary for filing any tax


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return of TDL for any period including the Closing Date and ending upon the close of business on the Closing Date to the extent that such data is based on the operations of TDL.

         (b) Allocation of Income and Initial TDL Consolidated Tax Returns. Buyer shall be responsible for all Taxes of TDL for the activities and operations of TDL occurring after the close of business on the Closing Date and shall also be responsible for and pay the taxes, to the extent that such Taxes are reflected as a liability on the Balance Sheet. The taxable income or loss of TDL to be allocated to the periods or portions thereof including the Closing Date and ending upon the close of business on the Closing Date shall be determined by an actual closing of TDL 's books and records and not on a pro-rata basis. Sellers shall be responsible for all taxes, personal or otherwise, attributable to the undertakings herein which are taxable to them and any taxes, personal or otherwise, owed for the period prior to Closing.

         (c) Consistent Reporting. Each of the Sellers, Buyer, and TDL agree for all federal, state and local income and franchise tax reporting purposes to report the consequences of the transactions contemplated by this Agreement in a manner (a) consistent with the terms of this Agreement and (b) consistent with the allocation of Purchase Price to the assets of TDL set forth in Exhibit C.

         (d) Tax Audits.

                  (i) In the event that any taxing authority shall notify any Party of any investigation, inquiry or audit involving the federal or state income tax returns of TDL for a period including the Closing Date and ending upon the close of business on the Closing Date, the notified Party shall notify all other Parties. Sellers shall be responsible for and assume the defense and control all aspects of any such inquiry, investigation or audit involving the tax returns of TDL for any period including the Closing Date and ending upon the close of business on the Closing Date, including all costs and expenses incurred by the Sellers in connection therewith. TDL shall make available such records and documents in their possession as may be reasonably requested by the Sellers or legally requested by such taxing authority. TDL shall reasonably cooperate with and assist the Sellers and such taxing authority in the completion of such inquiry, investigation or audit and shall advise the Sellers of the commencement and progress of any such audit following receipt of notice thereof by TDL.

                  (ii) In the event that any taxing authority shall notify any Party of any investigation, inquiry or audit involving the tax returns of TDL for a period commencing after the close of business on the Closing Date, the notified Party shall immediately notify all other Parties. Buyer shall be responsible for and assume the defense and control all aspects of any such inquiry, investigation or audit, including all costs and expenses incurred by Buyer in connection therewith. To the extent necessary, Buyer shall engage legal counsel with respect to state tax matters that are reasonably acceptable to the Sellers. Sellers shall make available to Buyer such records and documents in his possession as may be reasonably requested by any Buyer or legally requested by such taxing authority. Sellers shall reasonably cooperate with and assist Buyer and TDL and such taxing authority in the completion of such inquiry, investigation or audit. Buyer and TDL shall be responsible for all costs and expenses incurred by them in connection with any inquiry, investigation or audit involving the tax returns of TDL for any period commencing after the close of business on the Closing Date. Buyer shall keep Sellers


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         reasonably informed of the status of any such investigation, inquiry or audit, including any settlement, appeal, payment of sums due or other agreement arising out of such investigation, inquiry or audit. Buyer shall have the right to amend any Final Income Tax Returns to reflect the final outcome of any such inquiry, investigation or audit.

                  (iii) In the event that any taxing authority shall notify any Party of any investigation, inquiry or audit involving the tax returns of TDL for a period commencing before the close of business on the Closing Date and such period continues after the Closing Date, the notified Party shall immediately notify all other Parties. Buyer shall be responsible for and assume the defense and control all aspects of any such inquiry, investigation or audit, including all costs and expenses incurred by Buyer in connection therewith. To the extent necessary, Buyer shall engage legal counsel with respect to tax matters that are reasonably acceptable to the Sellers. Sellers shall make available to Buyer such records and documents in his possession as may be reasonably requested by any Buyer or legally requested by such taxing authority. Sellers shall reasonably cooperate with and assist Buyer and TDL and such taxing authority in the completion of such inquiry, investigation or audit. Buyer and TDL shall be responsible for all costs and expenses incurred by them in connection with any inquiry, investigation or audit involving the tax returns of TDL for any period commencing after the close of business on the Closing Date. Buyer shall keep Sellers reasonably informed of the status of any such investigation, inquiry or audit, including any settlement, appeal, payment of sums due or other agreement arising out of such investigation, inquiry or audit. Buyer shall have the right to amend any Final Income Tax Returns to reflect the final outcome of any such inquiry, investigation or audit. All costs incurred for such audit including any tax due and owing, penalties, interest, attorneys fees, expert witness fees, accountants fees and other expenses incurred in connection with the audit shall be divided between the Parties in the ratio of the tax liability attributable to events occurring before the Closing Date and the tax liability attributable to events occurring after the Closing Date.

         (e) General Tax Allocation and Reporting Except as otherwise specifically provided for herein, all other Taxes shall be borne by the party incurring same including but not limited to the following: any sales taxes imposed on the transactions contemplated herein shall be borne by Seller, all taxes attributable to the transactions contemplated that represent a gain to Sellers shall be borne by Sellers, all taxes of any nature imposed by virtue of any event occurring prior to the Closing Date shall be borne by the Sellers, all taxes of any nature imposed by virtue of any event occurring after the Closing Date shall be borne by the Buyer or TDL, any taxes of any nature imposed by virtue of any event occurring both prior to and after the Closing Date shall be borne as set forth in Section 3(d)(iii) and any other taxes shall be borne by the party legally responsible for same.


SECTION 4. REPRESENTATIONS OF THE SELLERS CONCERNING THE TRANSACTION. Subject to the information disclosed in the Schedules of this Agreement, including without limitation items disclosed on the Disclosure Statements, the Sellers represent to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

         (a) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with


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


its terms and conditions. The Sellers do not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (b) Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, will:

                  (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Sellers or TDL is subject; or

                  (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, master lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Sellers are a party or by which they are bound or to which any of their assets are subject.

         (c) Transfer of TDL Interest. The Sellers are the lawful owners of the TDL Interest to be sold, transferred and delivered by them to the Buyer hereunder, free and clear of any restrictions on transfer other than any restrictions under the Securities Act or applicable state securities laws or agreements among the Sellers, TDL or others as to the transferability of the TDL Interest, copies of which are included in the Disclosure Schedule, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Other than this Agreement, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the disposition or acquisition of any TDL Interest or other equity interest in TDL. The TDL Interest to be sold, transferred and delivered to the Buyer hereunder represent all of the issued and outstanding capital stock of TDL.

         (d) Brokers' Fees. The Sellers and TDL have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

SECTION 5. REPRESENTATIONS OF THE BUYER CONCERNING THE TRANSACTION. The Buyer represents to the Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

         (a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement except for such notice filings as may be required under federal or applicable state


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securities laws and except for any filings pursuant to the Securities Act, which may be required in connection with the Buyer's financing of the transactions contemplated by this Agreement.

         (c) Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, will: (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

         (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         (e) Investment. Buyer: (i) understands that the TDL Interest have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) is acquiring the TDL Interest solely for its own account for investment purposes and not with a view to the distribution thereof; (iii) is an "Accredited Investor" within the meaning of Rule 501(a) promulgated under the Securities Act; (iv) has received certain information concerning TDL and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the TDL Interest; and (v) acknowledges that any information concerning TDL is based on historical data and any projections were made as good faith estimates.

         (f) IntelliReady Stock Option Plan and Employment Agreement. At or before Closing the IntelliReady Equity Incentive Plan shall have been approved by the shareholders of IntelliReady and adopted by the Buyer. The Employment Agreements that are attached as Exhibits D and E (the "Employment Agreements") and that will be executed on or before Closing will at such Closing constitute valid, binding, and enforceable agreements of IntelliReady. IntelliReady has sufficient shares of stock allocated to the Equity Incentive Plan to fulfill its obligation under the Employment Agreements.

         (g) Employment of Existing TDL Employees. Immediately after closing, the Buyer may offer the employees of TDL identified on Exhibit F full time employment with Buyer.

SECTION 6. REPRESENTATIONS CONCERNING TDL. The Sellers represent to the Buyer that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Section 6), except as set forth in the Disclosure Statement delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties, as subsequently updated or supplemented by the Sellers prior to the Closing and attached hereto and incorporated herein as Exhibit G (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 6.

         (a) Subsidiaries. TDL does not have any majority or partially owned subsidiaries and is not the holder of any capital stock, security or equity interest in any other corporation or Person.

         (b) Organization, Qualification and Corporate Power. TDL is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. TDL has offices and employees only in Colorado. TDL agrees to file such state tax returns as may be reasonably required to comply with applicable state law. Section 6(b) of the Disclosure Schedule consists of true and correct copies of:

                  (i) the Articles of Organization, as amended, and the Operating Agreement of TDL;

                  (ii) the minute book of TDL containing all existing records of all proceedings, consents, actions and meetings of the Members and Managers of TDL; and

                  (iii) the transfer ledger of TDL and an Limited Liability Interest holder list setting forth all owners of the TDL Interest as they appear in the transfer ledger of TDL;

         (c) Owned Property. Sellers represent that, except as provided in the leases identified in response to Section 6(k), in the Contracts listed in
Section 6(m) hereof, and as disclosed on the Disclosure Schedule, no other person or entity has any rights of any kind in any of the Tangible and Intangible and that to their Knowledge no other person or entity has any rights of any kind in any of the Intellectual Property, that might or does interfere with the exclusive unrestricted use of any of such TDL Assets both before or after the Closing Date and the completion of the transactions contemplated herein. Sellers further represent TDL has the sole and exclusive right to own, possess and use (subject to the rights granted in the Contracts listed in Section 6(m) hereof) all Tangible and Intangible Assets required for the operation of the business as it operates free and clear of all claims of any other person or entity. To the Sellers' Knowledge, TDL has the sole and exclusive right to all legal protection of the Intellectual Property, statutory or otherwise, including the right to patent and/or trademark solely in the name of TDL. To the Sellers' Knowledge TDL has secured all rights to patents, trademarks and other legally available protections of the ownership and use of the Intellectual Property including assignments as required from any coauthor, co-writer, licensees or other parties who may claim an interest in the Intellectual Property under any legal theory including but not limited to the legal theory of work for hire. The Buyer understands and acknowledges that neither Sellers nor TDL has obtained or applied for a Federal Trademark of the name Time Direct or the domain name Enhancedliving.com.

         (d) Environmental Laws. The Sellers have no knowledge that TDL is in violation of any Environmental Law or Laws, and TDL has not received any notice from any person or entity, including but not limited to any governmental agencies of any claim of any such violation.

         (e) TDL Liability. TDL will, at Closing, have no liability, contingent, certain or fixed, except: (i) as listed on the TDL Closing Balance Sheet, (ii) as disclosed in Section 6(e) of the Disclosure Schedule, and (iii) as expressly permitted in this Agreement.

         (f) Noncontravention. To the Knowledge of Sellers, neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, by Sellers, Buyer or TDL will:

                  (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which TDL is subject or any provision of the charter or bylaws of TDL; or

                  (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, Master Lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which TDL is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of TDL or on the ability of the Parties to consummate the transactions contemplated by this Agreement. TDL does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (g) TDL Financial Statements. The Buyer acknowledges receipt of the following financial statements (collectively, the "TDL Financial Statements"):

                  (i) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for each of the years ended December 31, 1999 and 1998, for TDL; and

                  (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the month ending April 30, 2000 (the "Most Recent TDL Fiscal Month End") for TDL. The TDL Financial Statements present fairly the financial condition of TDL as of such dates and the results of operations of TDL for such periods, are correct and complete, and are consistent with the books and records of TDL, which books and records are correct and complete.

                  (iii) Audit. The Buyer's accountants shall be permitted to conduct And certify an audit of the years 1998 and 1999 plus the portion of 2000 from January 1, 2000 until the end of the month just preceding the Closing for TDL. Buyer shall pay the cost of such Audit. The Seller will permit and will cause TDL to permit the Buyer and its independent accountants to conduct such Audit of the TDL Financial Statements in accordance with generally accepted auditing standards and the rules and regulations of the Securities and Exchange Commission. The Seller will permit and cause TDL to provide complete access to all books and records of TDL and will provide all representation letters and other certificates as necessary, in the judgment of Buyer, to complete the Audit as contemplated by this Section 6(g)(iii). The Seller acknowledges that the purpose of the Audit is to prepare the TDL Closing Balance Sheet and TDL

         Financial Statements, including the notes thereto, included in a registration statement filed by the Buyer of any affiliated entity under the Securities Act (the "Financial Statements"). The Seller and TDL consent to the inclusion of the Financial Statements and other information concerning TDL in such registration statement, provided, however, that the Seller shall have no liability to Buyer with respect to the Audit and the presentation of the Financial Statements in such registrations statement. The preceding limitation shall not be deemed to limit the Seller's contractual liability to Buyer with respect to the representations made in Section 6 hereof. In the event that Buyer does not close the transaction contemplated by this Agreement for any reason except due to the fault of Seller, upon payment of all costs incurred by Buyer as set forth above, the Audit materials shall become the property of TDL.

         (h) Events Subsequent to Most Recent TDL Fiscal Month End. Since the March 31, 2000 Financial Statement, and except as disclosed on Section 6(h) of the Disclosure Schedule, to Sellers' Knowledge there has not been, occurred or arisen, with respect to TDL:

                  (i) any change or amendment in its Articles of Organization or Operating Agreement, or other governing instruments;

                  (ii) any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its Interests;

                  (iii) any direct or indirect redemption, purchase or acquisition by any Person of any of its Interests or of any interest in or right to acquire any such Interests;

                  (iv) the organization of any subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

                  (v) any material damage, destruction or loss of any of its properties or assets (whether or not covered by insurance), except in the Ordinary Course of Business;

                  (vi) any sale, lease, transfer, or assignment of any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (vii) the execution of, or any other commitment to any, material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  (viii) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 to which it is a party or by which it is bound;

                  (ix) any Security Interest imposed upon any of its assets, tangible or intangible;

                  (x) any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (xi) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (xii) any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $20,000;

                  (xiii) any delay or postponement of the payment of accounts payable or other liabilities other than those being contested in good faith;

                  (xiv) any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (xv) any declaration, set aside, or payment of any dividend or any distribution, with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

                  (xvi) any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvii) the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

                  (xviii) any charitable or other capital contribution in excess of $2,500; or

                  (xix) any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

         (i) Tax Matters.

                  (i) TDL has filed all Tax returns that it is required to file prior to the Closing Date, and has paid all Taxes shown as due and owing, with respect to TDL on such Tax returns.

                  (ii) None of the federal, state, local, and foreign income Tax returns filed with respect to TDL for years open under the applicable statute of limitations have been audited, nor are any such Tax returns currently under audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by TDL for all years since the fiscal year ending December 31, 1998, and will deliver to Buyer copies of the foregoing filed or received by the Sellers' or TDL prior to the Closing Date, all of which shall be included as Section 6(j) of the Disclosure Schedule.

                  (iii) TDL has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (iv) TDL was initially formed with the Secretary of State of the State of Colorado on May 4, 1998. At all times since such date, TDL has continually been a Colorado Limited Liability Company and taxed as a partnership, as defined in the Code, and neither TDL nor any Interest Holder of TDL has taken any action which could cause the termination of TDL's treatment as a partnership for tax purposes. Sellers will not take any action which could cause the termination of TDL's status as a Limited Liability Company.

         (j) Title to Assets. Except as otherwise disclosed on Section 6(j) of the Disclosure Statement, TDL has good and marketable title to the properties and TDL Assets owned and used by it as reflected in the TDL Financial Statements or acquired after the date thereof (except for personal property sold since the dates of the TDL Financial Statements), free and clear of all Security Interests.

         (k) Intellectual Property, TDL Assets and Equipment. Section 6(k) of the Disclosure Schedule lists all of the Intellectual Property, TDL Tangible Assets and Intangible Assets value in excess of $2,500. With respect to such items:

                  (i) All of the Intellectual Property, TDL equipment, TDL Assets and other TDL Tangible Assets and the TDL Intangible assets owned and leased and used in TDL in its business:

                           (A) are in reasonably good working order and
                  condition (with respect to machinery, equipment and other tangible assets), ordinary wear and tear excepted and subject to the maintenance schedules customarily followed with respect to each of these items; and

                           (B) are being used for their intended purpose and
                  within their designed capacity.

                  (ii) any leases for the leased TDL equipment and other Tangible Assets, are in full force and effect and TDL holds a valid and existing leasehold interest under each of the leases. Complete and accurate copies of the leases for leased TDL equipment or other Tangible Assets are included as part of Section 6(k) of the Disclosure Statement. TDL is not in default, and no circumstances exist which, if unremedied, would either with or without notice or the passage of time or both, result in such default under any of such leases, nor, to the Knowledge of the Sellers, is any other party to any of such leases in default.

         (l) Intellectual Property. Except as set forth in Section 6(l), to the knowledge of Sellers, TDL owns or has the right to use all Intellectual Property necessary for the operation of its businesses as presently conducted and has not granted any license or sublicense under or with respect to any Intellectual Property except as provided in the Contracts listed in Section 6(m). A listing of the software licenses held and currently used by TDL in its business is included as Section 6(l) of the Disclosure Schedule.

         (m) Contracts. Except as provided in Section 6(cc) below, Section 6(m) of the Disclosure Schedule is comprised of a true, complete and accurate list of all material contracts or written arrangements executed by an officer or duly authorized employee of TDL or to which TDL is a party either:

                  (i) involving more than $20,000, exclusive of normal and ordinary purchase orders, or

                  (ii) in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees. The Sellers have delivered to the Buyer a correct and complete copy of each contract or agreement listed in
         Section 6(m) of the Disclosure Schedule. Neither the Sellers nor TDL has received any notices (whether oral or in writing) that any party to any other such agreements is terminating, intends to terminate or is considering terminating, any of the contracts, agreements or understandings listed or required to be listed in Section 6(p) of the Disclosure Schedule.

         (n) Inventory Inventory shall consist of all Inventory on hand at Closing

         (o) Accounts Receivable. Section 6(o) of the Disclosure Schedule lists all accounts receivable of TDL as of the Most Recent Fiscal Month End. Said accounts receivable have arisen in the Ordinary Course of Business and represent valid obligations due to TDL. To the Knowledge of the Sellers, such Accounts Receivable (net of any reserve for doubtful accounts as reflected in Section 6(o) of the Disclosure Schedule) are collectible in accordance with their terms, in the Ordinary Course of Business and in the aggregate recorded amounts thereof. To the Knowledge of the Sellers or TDL, such Accounts Receivable are not subject to any material set-offs or material counterclaims. At the Closing, the Sellers shall amend Section 6(o) of the Disclosure Schedule to reflect all accounts receivable of TDL as of the close of business for the day immediately preceding the Closing Date.

         (p) Notes to Interest Holders. All notes or other obligations payable or owed to any Interest Holders or affiliated party are listed in Section 6(p) of the Disclosure Statement. Sellers shall be liable for any and all tax or other obligations occasioned by the payment of such obligations.

         (q) Notes Receivable. Section 6(q) of the Disclosure Schedule summarizes the outstanding terms, payment history and balance of the notes receivable of TDL as of the Most Recent Fiscal Month End, which shall amended to reflect the notes receivable of TDL as of the close of business for the day immediately preceding the Closing Date. Said notes receivable have arisen (and will arise) in the Ordinary Course of Business and represent (and as of the Closing will represent) valid obligations due to TDL. Such notes receivable (net of any reserve for doubtful accounts as reflected in the Disclosure Schedule) are current in accordance with their terms, all in the Ordinary Course of Business and in the aggregate recorded amounts thereof. To the Knowledge of the Sellers or TDL, such notes receivable are not subject to any material set-offs or material counterclaims.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of TDL.

         (s) Litigation. To the Knowledge of the Sellers, Section 6(s) of the Disclosure Schedule sets forth each instance in which TDL:

                  (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction of any court or Governmental Body; or

                  (ii) is a party to any charge, complaint, action, suit, proceeding or hearing of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

         (t) Employee Benefits. There are not presently and never have been any Employee Benefit Plans maintained by TDL or to which it contributes for the benefit of any of its current or former employees except the current medical benefits provided to TDL's employees. A description of the benefits that TDL provides its employees and information concerning the cost of those benefits to TDL appears as Section 6(t) of the Disclosure Statement.

                  (i) To the Knowledge of the Sellers each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code;

                  (ii) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

         (u) Banking Relationships. Section 6(u) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which TDL maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

         (v) Insurance. Section 6(v) of the Disclosure Schedule is comprised of an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, health insurance, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering TDL or all or any portion of its property and assets.

         (w) Legal Compliance. To the Knowledge of the Sellers, and except as disclosed in Section 6(w) of the Disclosure Schedule, TDL is in compliance with all material and applicable laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over TDL, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

         (x) Permits. Section 6(x) of the Disclosure Schedule is comprised of a listing of all licenses, permits, orders or approvals held by TDL from Governmental Bodies required for the conduct of TDL's business other than such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden. To the Knowledge of the Sellers, TDL has all licenses, permits, orders or approvals from Governmental Bodies required for the conduct of its business as presently conducted, and is not in material violation of any such license, permit, order or approval. To the Knowledge of the Sellers:

                  (i) all such licenses, permits, orders and approvals are in full force and effect,

and

                  (ii) no suspension or cancellation thereof has been threatened.

         (y) Environment, Health and Safety. To the Knowledge of the Sellers, except as set forth in Section 6(y) of the Disclosure Schedule, with respect to
TDL:

                  (i) No Hazardous Material has been disposed of on, released to or from, threatened to be released to or from or is presently at, on, beneath, in or upon any of the Leased Property or upon adjacent parcels of Leased Property in amounts or concentrations which constitute or constituted a violation of, or which could reasonably be expected to give rise to liability under, any Environmental Law.

                  (ii) There has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment or receipt of a Hazardous Material at or from the Leased Property or relating to the operation of TDL in violation of or in a manner that could give rise to liability under Environmental Laws.

                  (iii) The operations of TDL are in compliance and have been in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Leased Property which could interfere with continued operation of TDL's business or impair its fair saleable value.

                  (iv) Neither the Sellers nor TDL has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Leased Property from any Governmental Body, nor does the Sellers or TDL have Knowledge or reason to believe that any such notice will be received from or is being threatened by any Governmental Body.

                  (v) No judicial proceedings, governmental administrative actions, investigations or internal or non-public agency proceedings are pending or threatened, under any Environmental Law, to which TDL is or will be named as a party, nor are there any consent decrees, or other decrees, consent orders, agreements, administrative orders or other orders, judicial or administrative requirements outstanding under any Environmental Law with respect to TDL.

         (z) Brokers' Fees. TDL has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which TDL could become liable or obligated.

         (aa) Undisclosed Liabilities. To the Knowledge of the Sellers, TDL has no liability (and to the Knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for:

                  (i) liabilities set forth on the face of the financial statements for the Most Recent TDL Fiscal Month End;

                  (ii) liabilities which have arisen in the Ordinary Course of Business since the Most Recent TDL Fiscal Month End;

                  (iii) as disclosed in Section 6(aa) of the Disclosure Statement; or,

                  (iv) as set forth on the Closing Balance Sheet.

         (bb) Affiliate Transactions. No officer, director, employee, manager, or member of TDL or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with TDL or any interest in any of their property of any nature, used in or pertaining to the business of TDL. None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or Customer of TDL or in any Person from whom or to whom TDL leases any property or transacts business of any nature.

         (cc) Customers. Attached hereto as Section 6(cc) of the Disclosure Statement are the contracts with each of the Customers. TDL has separate and enforceable agreements with all of such Customers. TDL represents that all agreements between TDL and the Customers are in full force and effect and are not subject to any notice of default, termination or notice of any dissatisfaction with the performance of TDL. To the Knowledge of Sellers, TDL's relationship with its Customers is harmonious and satisfactory and Sellers have no reason to believe that such Customers either have any intention not to continue their business relationship with TDL for the duration of the present agreement. In addition, Sellers have no Knowledge that any such Customer or Underwriter intends not to renew its agreement with TDL at such time as the current agreement expires. Sellers agree to use his best efforts following Closing to advise such Customers and Underwriters of the general nature of the transaction contemplated herein and to introduce any new representatives of TDL after the Closing Date to such Customers and Underwriters. Following Closing, Sellers agree to use his best efforts to make the transition from his ownership of TDL to the ownership by Buyers as smooth as possible and to allay any concerns that the Customers, Underwriters or other important relationships may have.

         (dd) Disclosure. To the Knowledge of Sellers, the representations and warranties of the Sellers contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

SECTION 7. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) General. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 9 below).

         (b) Operation of Business. The Sellers will not cause or permit TDL to engage in any practice, take any action, embark on any course of inaction, or enter into any material transaction outside the Ordinary Course of Business.

         (c) Full Access. The Sellers will permit and will cause TDL to permit, representatives of the Buyer, including counsel, lenders, appraisers and accountants, to have full access, during normal business hours and in a manner so as not to interfere with the normal business operations of TDL, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to TDL. No review, examination or investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of TDL or the Sellers under this Agreement.

         (d) Audit. The Buyer's accountants shall be permitted to conduct and certify an audit of the last two fiscal years plus the portion of 2000 from January 1, 2000 until the end of the month just preceding the Closing for TDL ("Audit" or "Financial Audit"). The Sellers will permit and will cause TDL to permit the Buyer and its independent accountants to conduct such Audit of the TDL Financial Statements in accordance with generally accepted auditing standards and the rules and regulations of the Securities and Exchange Commission. The Sellers will permit and will cause TDL to provide complete access to all books and records of TDL and will provide all representation letters and other certificates as necessary, in the judgment of Buyer, to complete the Audit as contemplated by this Section 7(d). The Sellers acknowledge that the purpose of the Audit is to prepare the TDL Closing Balance Sheet and TDL Financial Statements, including the notes thereto, included in a registration statement filed by the Buyer of any affiliated entity under the Securities Act (the "Financial Statements"). The Sellers and TDL consent to the inclusion of the Financial Statements and other information concerning TDL in such registration statement, provided, however, that the Sellers and TDL shall have no liability to Buyer or TDL with respect to the Audit and the presentation of the Financial Statements in such registration statement. The preceding limitation shall not be deemed to limit the Sellers' contractual liability to Buyer with respect to the representations made in Section 6 hereof. In the event that Buyer does not close the transaction contemplated by this Agreement for any reason except due to the fault of Sellers, the Audit materials shall become the property of TDL.

         (e) Confidentiality. The Buyer will treat and hold confidential any Confidential Information of the Sellers or TDL it receives from the Sellers or TDL, will not use any of such Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to TDL all tangible embodiments (and all copies) of such Confidential Information which are in its possession and will thereafter continue to hold confidential any such Confidential Information received; provided, however, that this sentence shall not apply to any information:

                  (i) which, at the time of disclosure, is available publicly;

                  (ii) which, after disclosure, becomes available publicly through no failure of the Buyer;

                  (iii) which the Buyer knew or to which the Buyer had access prior to disclosure; and further provided that in the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding) to disclose any such Confidential Information, the Buyer will notify the Sellers promptly of the request or requirement so that the Sellers may seek an appropriate protective order or waive compliance with the provisions of this
         Section 7(e), and if in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt, the Buyer may disclose such Confidential Information to the tribunal, provided that the Buyer shall use its reasonable efforts to obtain, at the reasonable request and expense of the Sellers, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the Sellers shall designate.

         (f) Notice of Events. The Sellers shall within five days thereafter notify Buyer of:

                  (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement; or

                  (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or Exhibit attached hereto had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not adversely alter any of the representations, warranties or other agreements of the Sellers.

         (g) No Negotiation. Until the earlier of:

                  (i) the Closing Date or

                  (ii) the date of termination of this Agreement, neither the Sellers nor TDL shall, directly or indirectly through any officer, director, employee or agent:

                           (A) Solicit, initiate or encourage the submission of
                  inquiries, proposals or offers from any person relating to any acquisition or purchase of substantially all the assets of, or any equity interest in, TDL or any exchange offer, merger, consolidation, liquidation, dissolution or similar transaction involving TDL;

                           (B) Enter into or participate in any discussions or
                  negotiations regarding any of the foregoing, or with the intent to facilitate any of the foregoing, furnish to any person (other than the Buyer and its representatives) any information with respect to TDL; or

                           (C) Otherwise cooperate in any way with any Person,
                  other than Buyer to do or seek any of the foregoing.

         The Sellers will notify the Buyer within two business days if any such communication with respect to any of the foregoing is received or if any such discussions, negotiations or other events occur or are sought to be initiated.

         (h) Employment Agreements. At the Closing, Buyer agrees that it shall cause Buyer to offer, on the Closing Date, an employment agreement to Michael D. Murdock and Yolanda J. Hoff on the terms set forth in individual contracts set forth in Exhibits D and E attached hereto.

SECTION 8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

         (b) Transition. The Sellers will take no action that is primarily designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of TDL from maintaining the same business relationships with TDL after the Closing ("Transition Period") as it maintained with TDL prior to the Closing.

         (c) Access to Books and Records. For a period of three years after the Closing Date, Sellers shall have reasonable access to TDL's books and records for the purpose of preparing Sellers' individual income Tax returns. Thereafter, the Sellers shall have commercially reasonable access to such books and records (to the extent they are available) for the purpose of addressing any dispute with or inquiry by any Governmental Body; provided, however, that such access does not require Buyer to retain any of TDL's books and records for a period of greater than four years.

         (d) Company Name and Domain Name. In the event Buyer shall cease to actively pursue the business being purchased pursuant to this Agreement for a period of three consecutive months, Buyer shall convey the name Time Direct and the domain name Enhancedliving.com and all rights thereto to Sellers.

         (e) Confidentiality. The Sellers will treat and hold confidential any Confidential Information of Buyer that it receives from the Buyer and will not use any such Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Buyer all tangible embodiments (and all copies) of such Confidential Information which are in their possession and will thereafter continue to hold confidential any such Confidential Information received; provided, however, that this sentence shall not apply to any information:

                  (i) which, at the time of disclosure, is available publicly;

                  (ii) which, after disclosure, becomes available publicly through no failure of the Sellers;

                  (iii) which the Sellers knew or to which they had access prior to disclosure; and further provided that in the event that any Sellers are requested or required (by oral question or request for information or documents in any legal proceeding) to disclose any such Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8(e), and if in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose such Confidential Information to the tribunal, provided that the Sellers shall use their reasonable efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the Buyer shall designate.

         (f) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, the Sellers individually will not engage as officers, directors, consultants or otherwise, whether for pay or not in any business that is principally a home automation company or engaged principally in home automation and that directly or indirectly competes with some or all of the TDL's business in any manner, provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage in any of its businesses solely by reason thereof.

         (g) Confidentiality. To the extent reasonably possible, Buyer shall hold as Confidential Information, the material terms of this Agreement to include the Employment Agreements attached hereto.

SECTION 9. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived by the Buyer only in writing:

                  (i) the representations of the Sellers set forth in Section 4 and the representations of Sellers set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date and the Buyer shall have received a certificate from the Sellers to that effect;

                  (ii) the Sellers and TDL shall have delivered all updates or supplements to the Disclosure Schedule to make the information contained therein not misleading and the Buyer shall have received a certificate from the Sellers to that effect;

                  (iii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date and the Buyer shall have received a certificate from the Sellers that such covenants shall have been performed and complied with through the Closing Date;

                  (iv) Sellers' delivery to Buyer of a certificate that, as of the Closing Date, they have no knowledge or belief of the existence any facts giving rise to a foreseeable material adverse change in the business of TDL taken as a whole, financial or otherwise, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any permits, licenses or rights to do business, failure to obtain any permit at the normal time or in the manner applied for by TDL, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise; and

                  (v) at or prior to the Closing, the Sellers shall have delivered to Buyer the originals of the corporate documents included in
         Section 6(b) of the Disclosure Schedule;

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions any of which may be waived by the Sellers only in writing:

                  (i) the representations set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date and the Sellers shall have received a certificate from the appropriate officers of Buyer to such effect;

                  (ii) the Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date and the Sellers shall have received a certificate from the appropriate officers of Buyer to such effect;

                  (iii) as of the Closing, there shall not be any injunction, order or decree in effect preventing the consummation of the transactions contemplated by this Agreement;


SECTION 10. SURVIVAL OF PROVISIONS.

         (a) Survival. All of the representations and warranties of the Parties contained in this Agreement shall survive and continue in full force and effect for a period of two years from the Closing Date, except:

                  (i) with respect to the covenant not to compete contained in
Section 8(e) hereof which shall survive for a period of four years from the Closing Date; and

                  (ii) with regards to Tax matters which shall survive for a period of time which is equal to the statute of limitations with respect to the Tax liability being asserted.


SECTION 11. TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (iv) either Buyer or Sellers may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before , 2000 unless the Closing shall not have occurred by such date because of a breach of this agreement by the terminating party.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to this Section, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except (i) the obligations of the Parties under Sections 7(f) and 8(e) shall survive any such termination, (ii) and except as provided for in Section 12 hereof.

SECTION 12. REMEDIES FOR BREACH OR TERMINATION.

         (a) Good Faith Efforts to Settle Disputes. Each of the Parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such Party intends to claim a right of indemnification in such proceeding, such Parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute.

         In the event that the execution of the Employment Agreement with Sellers is not fully executed at or before Closing, Buyer at his sole election may terminate this Agreement.

         (b) Buyer's Remedy. In the event the Sellers are in default of any of the provisions of this Agreement as of the Closing Date or thereafter, the Buyer, shall be entitled to offset any damages caused thereby first against the amount of the payment of the First Goodwill Payments, and then if such amount is in excess of the amount of such First Goodwill Payment, then against the amount of the Second Goodwill Payment, and then if such amount is in excess of the amount of the First and Second Goodwill, then against the amount of the Purchase Price, and if such amount is in excess of the Purchase Price, then Buyer shall have a claim against the Sellers.

         (c) The foregoing specific remedies shall be the only remedies of the Parties pursuant to this Agreement and shall be in lieu of all claims of any nature and kind, whether in law or in equity and in lieu of any claim based on any legal theory including but not limited to remedies based on contract or tort law and shall be in lieu of any claim for monetary damages whether actual or special based on any claim for relief.

         (d) Sole Remedy. The Parties hereby agree that the rights and remedies set forth in this Section 12 shall constitute each Party's sole remedy against each of the other Parties after the Closing for the breach of any representation, warranty or covenant herein made by such other party.

         (e) Seller's Remedy. In the event Sellers do not timely receive full payment of the Purchase Price, Sellers shall be released from any non-compete agreement contained herein, the Employment Agreements shall be null and void as to any non-competition provisions therein and Sellers shall be entitled to pursue such remedies against Buyer as are available in law or equity.


SECTION 13. MISCELLANEOUS.

         (a) Litigation Support. If, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

                  (i) any transaction contemplated hereunder, or

                  (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         (b) Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement until after the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure in a filing with the Securities and Exchange Commission or any state securities commission that it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure). The terms of this Section 13 (b) shall not prevent the Sellers from communicating with the employees and lenders of TDL regarding the content of this Agreement.

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Sellers. Notwithstanding the foregoing,

                  (i) the Buyer may assign its rights and obligations under this Agreement for the benefit of their lenders, provided that Buyer shall remain liable for their respective obligations set forth in this Agreement as if such assignment had not occurred hereunder and

                  (ii) Buyer may assign its rights hereunder to a wholly-owned subsidiary, parent, brother or sister entity of Buyer provided that Buyer shall remain liable for their respective obligations set forth in this Agreement as if such assignment had not occurred hereunder.

         (f) Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

         (h) Notices. Any and all notices required or permitted hereunder shall be deemed to be sent or delivered when personally delivered to the recipient or when mailed by certified or registered mail with proper first class postage affixed thereto to the Parties hereto, as follows:

                  If to the Sellers, TDL (prior to Closing):

                  Michael D Murdock
                  Yolanda J. Hoff
                  5104 S. Andes St.
                  Aurora, Colorado 80015

                  With copies to:
                  David Groom
                  Lentz, Evans and King
                  1660 Lincoln,  Suite 2900
                  Denver, Colorado 80
                  Phone: 303-861-
                  Facsimile: 303-861
                  E-Mail:  dagroom@rmi.net

                  If  to the Buyer:
                  Mr. Thomas J. Wiens, Chairman and CEO
                  IntelliReady, Inc.
                  5567 South Perry Park Road
                  Sedalia, Colorado
                  Phone: 303-681-9344
                  Facsimile:  (303) 681-2117
                  Email:  tomwiens@wiensranch.com

                  With a copy to:
                  Thomas D. Smart, Jr.
                  Smart & Associates
                  1371 Hecla Drive, Suite A
                  Louisville, Co. 80027

                  Telephone:  (303) 926-0692
                  Facsimile:  (303) 863-9657
                  E-Mail:  smartassoc@smart-law.net

         Any notice required to be made within a stated period of time shall be considered timely mailed if deposited before midnight of the last day of the stated period. Any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the individual, or by a person at the address of the individual, for whom it is intended. Any Party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

         (i) Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Colorado.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or in any way affect any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of time within which the judgment may be appealed.

         (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. Time is of the essence of this Agreement. The language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals as of the date first written above.

                                          BUYER:

                                          IntelliReady, Inc.


                                          By:
                                              ---------------------------------
                                              Thomas J. Wiens, Chairman and CEO


[CORPORATE SEAL]                          Attest:



                                          SELLERS:


                                          -------------------------------------
                                          Michael D. Murdock


                                          -------------------------------------
                                          Yolanda J. Hoff